EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Announces Third Quarter 2015 Results

Sales up 8% and Adjusted E.P.S. up 10% to $0.89

ALPHARETTA, GEORGIA — November 4, 2015 — Neenah Paper, Inc. (NYSE:NP) today reported 2015 third quarter results.

Third Quarter Highlights

•            Net sales of $231.6 million increased 8 percent from the prior year as an 11 percent boost in sales from the FiberMark acquisition and modest growth in existing businesses more than offset a 4 percent decrease due to changes in foreign currency rates.

•            Operating income grew 12 percent and, after excluding acquisition and restructuring costs in both periods, adjusted operating income increased 21 percent with higher organic and acquisition volume, improved net selling prices and lower cost of sales.

•            Earnings per diluted share of $0.78 were equal to prior year despite $2.0 million of higher acquisition and restructuring pre-tax costs in 2015. Excluding these costs, adjusted earnings per share of $0.89 increased 10 percent compared with $0.81 in 2014.

•            FiberMark was acquired on August 1, increasing capabilities and presence in areas such as premium packaging and other specialty markets. Results from the acquisition are included in each of Neenah’s business segments.

•            A definitive agreement was signed to sell the Company’s non-woven wall cover business located in Lahnstein, Germany and the sale closed on October 31. Financial results for the Lahnstein business have been restated as Discontinued Operations for 2014 and 2015.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Our businesses performed well in the quarter, with filtration-led growth in Technical Products, and increased margins and operating income in each of our segments.” said John O’Donnell, Chief Executive Officer. “With the FiberMark acquisition, an organic investment to add transportation filtration capacity in the U.S., and the divestiture of Lahnstein, we are continuing to actively reshape Neenah with a focus on profitable and growing markets. What has remained consistent as we execute across these multiple fronts are the strategic priorities and ROIC focus that guide our capital deployment decisions, balancing high-returning organic investments, value-adding acquisitions and increased cash returns to shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 8 percent to a record $231.6 million compared with $215.3 million in the third quarter of 2014. Revenues included $24.1 million from two months of the FiberMark acquisition and also reflected a $9.5 million reduction due to currency translation effects. Excluding these items, organic constant currency sales increased slightly due to volume growth in Technical Products and higher selling prices in both segments.

Selling, general and administrative (SG&A) expense was $21.2 million in the third quarter of 2015 and compared with $18.7 million in the prior year. The higher expense in 2015 primarily reflected incremental SG&A acquired with FiberMark.

Adjusted operating income of $27.3 million in 2015 increased 21 percent compared with adjusted operating income of $22.6 million in the third quarter of 2014. Income grew in 2015 as a result of volume growth, higher net selling prices and lower input costs. GAAP operating income of $24.4 million in 2015 increased 12 percent compared with $21.7 million in the prior year and included costs of $2.9 million in 2015 and $0.9 million in 2014 primarily related to the acquisitions of FiberMark in 2015 and Crane’s filtration business in 2014.

Net interest expense of $2.9 million in the third quarter of 2015 increased from $2.7 million in the prior year quarter due to increased debt in 2015 used to finance the FiberMark acquisition.

The effective income tax rate of 37 percent in the third quarter of 2015 compared with 29 percent in the third quarter of 2014. The increase in our effective tax rate was primarily due to the impact of adjustments made related to research and development credits in each year. Year to date, the Company’s effective tax rate is 35 percent.

Cash Flow and Balance Sheet

Cash provided from operations in the third quarter of 2015 was $35.0 million compared with $20.7 million in the third quarter of 2014. Increased cash generation in the current year period resulted from reductions in working capital, higher earnings and the absence of pension contributions in 2015.

Capital spending of $13.1 million in the third quarter of 2015 compared with $6.1 million in the prior year period. Spending in 2015 reflects a previously announced investment in North America to add capacity to support global transportation filtration growth.

Debt as of September 30, 2015 was $246.2 million, and compared to $215.5 million on June 30 and $234.3 million on December 31, 2014. Cash and equivalents as of September 30, 2015 was $5.5 million, and compared to $78.0 million on June 30 and $72.6 million as of December 31, 2014. In the third quarter, the FiberMark acquisition was financed using approximately $80 million of cash and additional debt drawn against the Company’s existing revolving credit agreement.

Quarterly Segment Results

Technical Products net sales of $108.9 million increased 3 percent compared with prior year sales of $106.2 million. Revenues grew 9 percent due to the FiberMark acquisition but were reduced by an approximately equal amount due to unfavorable currency translation effects. Organic sales on a constant currency basis grew 2 percent primarily due to volume growth in filtration and labels that offset weaker backing shipments.

Adjusted operating income of $12.1 million in the third quarter of 2015 increased 13 percent compared with $10.7 million in the prior year. Volume growth (including the acquisition), higher net selling prices, and lower input costs offset higher manufacturing costs resulting from timing of the annual filtration maintenance down in Germany and unfavorable currency translation effects. Adjusted operating income excluded costs for restructuring and integration of $1.1 million in both years. Including these costs, GAAP operating income was $11.0 million in 2015 and $9.6 million in 2014.

Fine Paper & Packaging net sales were $116.9 million in the third quarter of 2015, up 7 percent compared with $109.1 million in the prior year. The increase in revenues was primarily due to sales from the FiberMark acquisition. Organic sales were essentially flat, as higher net selling prices were offset by 2 percent lower volumes. Declines in shipments of commercial print grades were led by lower margin non-branded business and were only partly offset by double-digit growth in both premium packaging and consumer products.

Adjusted operating income of $18.1 million in the third quarter of 2015 was up 18 percent compared with $15.3 million in the prior year. Income increased as a result of improved manufacturing costs and lower prices for inputs, as well as from higher selling prices. In 2015, adjusted operating income excluded $0.9 million of acquisition costs.

Unallocated Corporate and Other includes unallocated corporate costs and non-strategic business acquired with FiberMark. Unallocated corporate costs in the third quarter of 2015 were $3.6 million compared with $3.2 million in prior year period. Sales of Other products were $5.8 million, with adjusted operating income of $0.1 million, after excluding $0.3 million of acquisition costs.

Discontinued Operations

On October 31, 2015, the Company sold its paper mill located in Lahnstein, Germany to a privately-owned German company for cash proceeds of approximately $9 million. The Buyer acquired all assets and liabilities of the business, including $2 million of cash and pension and related liabilities of $20 million. The Lahnstein Mill had been operating largely as a stand-alone business manufacturing primarily non-woven wallcoverings. Through September 30, 2015 the Lahnstein Mill had sales of $39 million and operating income of $0.4 million.

Financial results of Lahnstein have been restated as discontinued operations in the income statement, and assets and liabilities have been classified as assets held for sale on the balance sheet. In the third quarter of 2015, results also included an estimated loss of $6.9 million on the sale of the mill.

Year to Date

Year-to-date net sales of $657.3 million in 2015 increased 3 percent compared with $636.1 million in 2014. The increased revenues resulted from organic volume growth in Technical Products, higher selling prices in both segments and additional volume from the FiberMark acquisition. These items were partly offset by a 5 percent negative impact from currency translation.

Operating income of $80.5 million in 2015 increased 16 percent compared with $69.6 million in 2014 and resulted from organic and acquired volume growth, higher net selling prices, and lower input costs. These items more than offset unfavorable currency translation effects and increased restructuring and integration costs. Year to date costs for restructuring and integration were $2.9 million in 2015 and $1.4 million in 2014.

Income from continuing operations was $46.0 million in 2015 compared with $40.8 million in 2014. Increased income in 2015 resulted primarily from higher operating income. Year to date earnings per diluted common share of $2.68 increased 12 percent from $2.39 in 2014. After excluding costs restructuring and integration costs of $0.11 cents per share in 2015 and $0.05 cents per share in 2014, adjusted earnings per share increased 14 percent to $2.79 in 2015, compared with $2.44 in the prior year-to-date period.

Cash provided by operating activities of $79.5 million for the nine months ended September 30, 2015 compared with $72.6 million in the prior year to date period.  Increased cash from operations in 2015 was due to higher operating income and lower pension contributions that were partly offset by increased cash tax payments and working capital investments in 2015.

Year-to-date capital spending of $25.7 million compared with $15.2 million in the prior year. Higher spending in 2015 is primarily due to a project to add transportation filtration capacity in the US. Full year capital spending is expected to be approximately $50 million, or five percent of annualized sales.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

	Third Quarter		YTD
Continuing Operations	2015	2014	2015	2014
$ millions

GAAP Operating Income	$24.4	$21.7	$80.5	$69.6

Acquisition/Integration Costs	2.0	0.8	2.0	0.8
Restructuring Costs	0.9	0.1	0.9	0.6
Total adjustments	2.9	0.9	2.9	1.4

Adjusted operating income	$27.3	$22.6	$83.4	$71.0

GAAP Income	$13.5	$13.4	$46.0	$40.8

Acquisition/Integration Costs	1.2	0.5	1.2	0.5
Restructuring Costs	0.6	0.1	0.6	0.4
Total adjustments	1.8	0.6	1.8	0.9

Adjusted Income	$15.3	$14.0	$47.8	$41.7

GAAP Earnings per Diluted Common Share	$0.78	$0.78	$2.68	$2.39

Acquisition/Integration Costs	0.07	0.03	0.07	0.03
Restructuring Costs	0.04	—	0.04	0.02
Adjusted diluted EPS	$0.89	$0.81	$2.79	$2.44

Diluted Shares	16,949	16,913	16,991	16,831

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, November 5, 2015

Time: 10:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 34450001

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.

A replay of the call will be available through the company’s web site until December 3, 2015 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 34450001.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Sales	$231.6	$215.3	$657.3	$636.1
Cost of products sold	183.2	174.0	511.4	508.2
Gross Profit	48.4	41.3	145.9	127.9
Selling, general and administrative expenses	21.2	18.7	61.6	56.4
Unusual items (1)	2.9	0.9	2.9	1.4
Other (income) expense - net	(0.1)	—	0.9	0.5
Operating Income	24.4	21.7	80.5	69.6
Interest expense-net	2.9	2.7	8.7	8.4
Income From Operations Before Income Taxes	21.5	19.0	71.8	61.2
Provision for income taxes	8.0	5.6	25.8	20.4
Income From Continuing Operations	13.5	13.4	46.0	40.8
Income (loss) from discontinued operations, net of income taxes	(7.4)	0.2	(6.9)	1.0
Net Income	$6.1	$13.6	$39.1	$41.8

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.79	$0.79	$2.72	$2.43
Discontinued Operations	(0.43)	0.02	(0.41)	0.06
	$0.36	$0.81	$2.31	$2.49

Diluted
Continuing Operations	$0.78	$0.78	$2.68	$2.39
Discontinued Operations	(0.43)	0.02	(0.40)	0.06
	$0.35	$0.80	$2.28	$2.45

Weighted Average Common Shares Outstanding (000s)
Basic	16,738	16,627	16,737	16,543
Diluted	16,949	16,913	16,991	16,831

(1) Results for the three and nine months ended September 30, 2015, include acquisition related integration costs of $2.0 million and restructuring costs of $0.9 million.  Results for the three and nine months ended September 30, 2014, include restructuring costs of $0.9 million and $1.4 million, respectively.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Sales:
Technical Products	$108.9	$106.2	$321.2	$305.9
Fine Paper and Packaging	116.9	109.1	330.3	330.2
Other	5.8	—	5.8	—
Consolidated	$231.6	$215.3	$657.3	$636.1

Operating Income:
Technical Products	$11.0	$9.6	$41.7	$35.5
Fine Paper and Packaging	17.2	15.3	52.2	45.6
Other	(0.2)	—	(0.2)	—
Unallocated corporate costs	(3.6)	(3.2)	(13.2)	(11.5)
Consolidated	$24.4	$21.7	$80.5	$69.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$5.5	$72.6
Accounts receivable - net	115.4	84.7
Inventories	119.5	101.2
Deferred income taxes	19.9	15.8
Prepaid and other current assets	15.6	14.3
Assets held for sale	38.1	46.3
Total current assets	314.0	334.9
Property, plant and equipment - net	310.7	241.7
Deferred income taxes	5.8	29.9
Goodwill and other intangibles - net	155.3	107.1
Other non-current assets	15.7	17.0
Total assets	$801.5	$730.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.3	$1.4
Accounts payable	56.1	44.5
Accrued expenses	53.7	43.8
Liabilities related to facilities held for sale	27.4	27.3
Total current liabilities	138.5	117.0
Long-term debt	244.9	232.9
Deferred income taxes	23.8	9.9
Non-current employee benefits	84.4	80.9
Other noncurrent obligations	2.5	1.2
Total liabilities	494.1	441.9
Stockholders’ equity	307.4	288.7
Total liabilities and stockholders’ equity	$801.5	$730.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net income	$39.1	$41.8
Depreciation and amortization	23.1	22.4
Stock-based compensation	4.5	4.1
Excess tax benefit from stock-based compensation	(1.1)	(3.0)
Deferred income tax provision	12.3	18.0
Asset impairment related to discontinued operations	5.5	—
Non-cash effects of changes in uncertain income tax positions	(0.1)	(2.3)
(Increase) decrease in working capital	(8.1)	2.2
Pension and other postretirement benefits	3.9	(10.4)
Other	0.4	(0.2)
Net cash provided by operating activities	79.5	72.6
Investing Activities
Capital expenditures	(25.7)	(15.2)
Acquisitions	(118.2)	(72.4)
Purchase of equity investment	—	(2.9)
Purchase of marketable securities	(0.1)	(0.4)
Other	0.5	(0.1)
Cash used in investing activities	(143.5)	(91.0)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	44.0	6.5
Repayment of debt	(27.2)	(30.6)
Proceeds from exercise of stock options	0.9	3.5
Shares purchased	(6.0)	(0.5)
Cash dividends paid	(15.2)	(12.6)
Excess tax benefit from stock-based compensation	1.1	3.0
Cash used in financing activities	(2.4)	(30.7)
Effect of exchange rates on cash and cash equivalents	(0.7)	(0.3)
Net decrease in cash and cash equivalents	(67.1)	(49.4)
Cash and cash equivalents, beginning of the year	72.6	73.4
Cash and cash equivalents, end of the year	$5.5	$24.0